EXHIBIT 15.01

                                          European Micro Holdings, Inc.

6073 N.W. 167th Street
Unit C-25
Miami, Florida 33015
Ladies and Gentlemen:

Re:  Registration Statement No. 333-48756

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 17, 2000 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Nashville, Tennessee
November 28, 2000